Robinhood Ventures: Exec Social - CEO Series Videos - Drop 2

February 19, 2025

Channels: Vlad's X, Shiv's X and LinkedIn, Steph's X and LinkedIn, Sarah's X and LinkedIn

Posts for February 19, 2025

Vlad's X:

The future isn't built in public markets alone.

Robinhood Ventures Fund I's order book is open — expanding access to the next generation of private companies across AI, fintech, and beyond. https://rbnhd.co/RHV-433disclosure

Hear from the CEOs driving what's next: [link

Shiv X and LinkedIn

X

Robinhood Ventures Fund I order book is open! Hear from some of the CEOs of the companies included in the inaugural fund. https://rbnhd.co/RHV-433disclosure

Full playlist here or live in the financial SuperApp (also known as @RobinhoodApp): [link]

Shiv's LinkedIn

Earlier this week we shared an overview of Robinhood Ventures and what investors can expect during our livestreamed roadshow presentation.

Now we're sharing more about some of the portfolio companies included in Robinhood Ventures Fund I, straight from their CEOs.

Tune in to the full playlist here or live in Robinhood App: [link]

Robinhood Ventures Fund I ("RVI") has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Dept, 200 West St., New York, NY 10282, tel: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks, charges and expenses of RVI before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The speakers are not employed by or affiliated with Robinhood Markets, Inc., its subsidiaries, or RVI ("Robinhood"). Views are their own and do not necessarily reflect Robinhood.

https://rbnhd.co/RHV-433disclosure

Steph Guild's X and LinkedIn

X

The future isn't built in public markets alone. Robinhood Ventures Fund I's order book is open — giving our customers access to companies shaping what's next. Hear directly from CEOs in our inaugural fund and some of the founders building across AI, and fintech.

Watch the full playlist here: [link]

https://rbnhd.co/RHV-433disclosure

LinkedIn

With Robinhood Ventures, we're opening the door to earlier-stage companies building at the edge of AI, fintech, and beyond — the technologies and platforms we believe could define the next decade. This is another step in expanding access and giving more people the opportunity to participate in innovation earlier.

Watch the full playlist from the CEOs in our fund here or tune in live in the Robinhood app: [link]

Robinhood Ventures Fund I ("RVI") has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Dept, 200 West St., New York, NY 10282, tel: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks, charges and expenses of RVI before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The speakers are not employed by or affiliated with Robinhood Markets, Inc., its subsidiaries, or RVI ("Robinhood"). Views are their own and do not necessarily reflect Robinhood.

https://rbnhd.co/RHV-433disclosure

Sarah Pinto's X and LinkedIn

X: Until now, investing in private companies has largely been limited to a small group of institutions and insiders. With Robinhood Ventures, we're working to change that.

Robinhood Ventures is about giving more people the opportunity to invest in private companies.
Hear from some of the leaders of our inaugural fund portfolio: [link]

https://rbnhd.co/RHV-433disclosure

LinkedIn: Until now, investing in private companies has largely been limited to a small group of institutions and insiders. With Robinhood Ventures, we're working to change that.

Robinhood Ventures is focused on expanding access to earlier-stage innovation — from AI to fintech and beyond.
Hear directly from some of the leaders of our inaugural fund portfolio: [link]

Robinhood Ventures Fund I ("RVI") has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Dept, 200 West St., New York, NY 10282, tel: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com.